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                                                                    EXHIBIT 99.5










               PRELIMINARY COPY OF NOTICE OF SPECIAL MEETING OF
                 SHAREHOLDERS OF FIRST COMMONWEALTH FINANCIAL
                                  CORPORATION
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            [Letterhead of First Commonwealth Financial Corporation]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER [8], 1998

To the Shareholders of First Commonwealth Financial Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of First Commonwealth Financial Corporation ("FCFC") will be held on December [8], 1998 at [10:00 A.M.], at the First Commonwealth Training Center, 654 Philadelphia Street, Indiana, Pennsylvania to:

     1. Consider and act upon the Agreement and Plan of Merger (the "Plan of Merger") between Southwest Financial Corporation ("Southwest") and FCFC, which is attached to and described in the accompanying Proxy Statement/Prospectus; and

     2. Transact such other business as may properly come before the Special Meeting or any adjournment of adjournments thereof.

The Plan of Merger provides for the merger of Southwest into FCFC (the "Merger"). As a result of the Merger, the shareholders of Southwest will receive 2.9 shares of FCFC Common Stock for each share of Southwest Common Stock owned by them.

The Board of Directors of FCFC has established October __, 1998 as the record date for the Special Meeting, and only holders of record of FCFC Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

Approval of the first proposal described above requires the affirmative vote of the holders of a majority of the shares of FCFC Common Stock which are present (in person or by proxy) and voting at the Special Meeting.


                                    By Order of the Board of Directors


                                    --------------------------------------
                                    Secretary

Indiana, Pennsylvania
October __, 1998